Exhibit 99.1

INVESTOR RELATIONS GROUP
News Release:

For: EnerLume Energy Management Corp.

ENERLUME ENERGY MANAGEMENT CORP.  REPORTS THIRD FISCAL QUARTER 2008 RESULTS

Hamden CT, May 15, 2008 – EnerLume Energy Management Corp. (ENLU.OB, http://www.enerlume.com) reported its results for its third fiscal quarter ended March 31, 2008. While company revenues for the three months ended decreased as compared to the third fiscal quarter in the prior year, the company’s loss from continuing operations and net loss amounts remained constant.  Revenues and net loss for the nine months ended also remained constant as compared to the third fiscal quarter in the prior year, but the loss from operations showed an improvement of approximately 19%.  The company noted that this fiscal quarter was negatively impacted by a decrease in revenue and a non-cash charge associated with stock compensation costs.

“Although the net loss for the quarter was constant, we have made progress in our efforts to promote our energy conservation product, the EnerLume | EM® , and have recently announced that an agreement was entered with our master channel partner and a leading retailer to install the EnerLume | EM® fluorescent lighting energy management system in ten stores in Connecticut and Massachusetts,” said David Murphy, president and chief executive officer of EnerLume Energy Management Corp. “We have also announced that we have made the final payment in the federal class action settlement, which is now behind us.”

For the quarter ended March 31, 2008, EnerLume Energy Management Corp. reported a net loss of $1,896,743 or $0.14 per share on revenues from continuing operations of $993,461. This compares to a net loss of $1,869,506 or $0.21 per share on revenues from continuing operations of $1,312,545 for the quarter ended March 31, 2007. The company had 13,057,863 weighted average common shares outstanding in the current year compared to 8,995,612 shares in the third fiscal quarter of the prior year. The net loss and per share amounts include the food service operations and the sale of the division classified as discontinued operations.

Results for EnerLume Energy Management Corp. are presented in the following table:

QUARTER ENDED March 31	2008	2007

NET REVENUES	$993,461	$1,312,545

LOSS FROM OPERATIONS	(1,756,093)	(1,590,155)

OTHER EXPENSES	(238,889)	(504,203)

LOSS FROM CONTINUING OPERATIONS	(1,994,982)	(2,094,358)

INCOME FROM DISCONTINUED OPERATIONS	98,239	224,852

NET LOSS	(1,896,743)	(1,869,506)

PREFERRED STOCK DIVIDENDS	-	(8,000)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	(1,896,743)	(1,877,506)

LOSS PER SHARE – CONTINUING OPERATIONS	(0.15)	(0.23)
EARNINGS PER SHARE – DISCONTINUED OPERATIONS	0.01	0.02
TOTAL NET LOSS PER SHARE – BASIC AND DILUTED	$(0.14)	$(0.21)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	13,057,863	8,995,612

These financial results should be read in conjunction with EnerLume Energy Management Corp.’s Quarterly Report on Form 10-Q.

About EnerLume Energy Management Corp.

EnerLume Energy Management Corp., through its subsidiaries, provides energy management conservation products and services in the United States. Its focus is energy conservation, which includes a proprietary digital microprocessor for reducing energy consumption on lighting systems, and the installation and design of electrical systems, energy management systems, telecommunication networks, control panels and lighting systems.

Contacts:
EnerLume Energy Management Corp. David J. Murphy CEO, President 203.248.4100	The Investor Relations Group Investor Relations: Erika Moran / Tom Caden Media Contact: Lynn Granito / Steven Melfi Phone: 212.825.3210

Cautions Concerning Forward-Looking Statements

All information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of EnerLume and its subsidiaries, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with EnerLume’s entry into new commercial energy markets that require the company to develop demand for its products, its ability to access the capital markets, litigation, regulatory investigations and many other risks described in its Securities and Exchange Commission filings. The most significant of these uncertainties are described in our 2007 Annual Report on Form 10-K all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the costs, difficulties, and uncertainties related to the implementation of the early stage energy management division, organizational changes and the integration of acquired businesses; the potential loss of one or more key customer or supplier relationships or changes to the terms of those relationships; difficulties and uncertainties related to transitions in senior management; the results, consequences, effects or timing of any inquiry or investigation by or settlement discussions with any regulatory authority or any legal and administrative proceedings; the impact of previously announced restatements; difficulties or delays or increased costs in implementing our overall prospective business plan; and general economic and market conditions. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

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